Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into February 14, 2022, and is effective as of February 16, 2022 by and between BriaCell Therapeutics Corp., a Delaware corporation having an address c/o B.Labs, Floor 4, Lab 432, 2929 Arch Street, Philadelphia, PA 19104 (the “Company”), and Giuseppe Del Priore (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee, and Employee is willing to accept such employment, all on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Engagement

(a) Position and Duties. The Company agrees to employ Employee in the position of Chief Medical Officer, and Employee shall perform the duties, functions and obligations of management usually vested in the office of Chief Medical Officer of a company of a similar size and similar nature of the Company. Without limiting the generality of the immediately preceding sentence, Employee’s duties shall include, but shall not be limited to: (i) serving as the senior-most medical and clinical spokesperson for a wide range of constituents, both internal and external, such as the company’s executive leadership, research and development; as well as the clinical and scientific community, regulatory agencies, pharma/ biotech clients and other key customers; (ii) developing and implementing the clinical development strategy for BriaCell’s products, as well as provide strategic insight and guidance with respect to the current and future clinical and medical needs for the company; (iii) in coordination with internal and external stakeholders, leading the drafting, design and execution of all clinical protocols; (iv) keeping the CEO, Board of Directors and operations team informed and current of all relevant issues; (v) leading the clinical strategy for the company’s products, including meetings with the FDA; (vi) assuring all clinically related regulatory submissions are made to the appropriate regulatory agencies for all BriaCell clinical trials; (vii) assuring all clinical safety reporting is performed including to regulatory agencies, partner companies, CROs and clinical sites; (viii) establishing a clinical operations function within BriaCell; (ix) working closely with clinical scientist(s) to develop, review and present clinical data to internal and external stakeholders, and (x) other administrative duties as assigned by the Company, which could be altered or changed from time to time. Employee shall devote Employee’s best efforts, skills and abilities, on a full-time basis, exclusively to the Company’s business pursuant to, and in accordance with, reasonable business policies and procedures, as fixed from time to time by the Board of Directors of the Company.

Employee covenants and agrees to faithfully adhere to and fulfill such policies as are established from time to time by the Company’s management and by the Board of Directors. Employee will report to the Chief Executive Officer of the Company.

(b) No Conflicting Obligations. Employee represents and warrants to the Company that Employee is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Employee’s obligations under this Agreement or that would prohibit Employee, contractually or otherwise, from performing Employee’s duties as Chief Medical Officer of the Company as provided in this Agreement.

(c) No Unauthorized Use of Third Party Intellectual Property. Employee represents and warrants that Employee will not use or disclose, in connection with Employee’s employment by the Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title, or interest, except to the extent that the Company holds a valid license or other written permission for such use from the owner(s) thereof. Employee represents and warrants to the Company that Employee has returned all property and confidential information belonging to any prior employer.

2. Compensation

(a) Salary. During the term of this Agreement, the Company shall pay to the Employee an annual salary of Three Hundred and Fifty Thousand dollars ($350,000) the (“Annual Salary”). Employee’s salary shall be paid in equal semi-monthly installments, consistent with the Company’s regular salary payment practices. In addition, the Employee will be granted an option to purchase 150,000 of the Company’s common shares, no par value (the “Option”). The exercise price of the Option will be the last closing price of the Company’s common shares on the date of employment.

Employee’s salary may be increased from time to time by the Company without affecting this Agreement. Employee shall be eligible for an annual bonus (either cash or Stock Options) based on the successful completion of certain of corporate milestones selected by the Chief Executive Officer of the Company as determined in the sole discretion of the Board of Directors of the Company or a Compensation Committee thereof. An annual bonus or any portion thereof, however, is not guaranteed. In the case of Stock Option grant, which grant would be authorized and issued by the Company’s Canadian parent company, BriaCell Therapeutics Corp. (BCTX or BCTXW), a British Columba corporation, located at Suite 300-235 15th Street, West Vancouver, BC V7T 2X1, the Company will grant Employee an option to purchase a specified number of the Company’s common shares, no par value, as set forth in the Stock Option Agreement (the “Option”). The Option will not be transferable by Employee during Employee’s lifetime, except as provided in the Stock Option Agreement. The exercise price of the Option will be the last closing price of the Company’s common shares immediately prior to approval of this grant by the Compensation Committee of the Company’s Board of Directors. To the extent that there is any conflict between the terms of an Option, a Stock Option Agreement (including any grant notice) or any stock option plan (however titled) (including in all respects as to how to interpret, enforce and govern), on the one hand, and this Agreement, on the other hand, the terms of the Option, a Stock Option Agreement (including any grant notice) or any stock option plan (however titled) will control.

(b) Expense Reimbursements. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of Employee’s duties hereunder, subject to the Company’s (or a subsidiary’s) policies and procedures in effect from time to time, and provided that Employee submits supporting vouchers.

(c) Benefit Plans. Employee shall be eligible (to the extent Employee qualifies) to participate in any health and/or dental plan, or other similar employee benefit plans which may be adopted by the Company in accordance with the type of benefit coverage. In addition, Employee shall be entitled to participate in any retirement, group life insurance, accident or disability insurance plan, in accordance with the general eligibility criteria of each such plan. In the case of a retirement plan, the Company also shall annually contribute to Employee’s retirement plan twelve thousand dollars ($12,000) in accordance with the criteria of such plan.

(d) Vacation; Sick Leave. Employee shall be entitled to three weeks (i.e., 20 business days) of vacation/sick leave without reduction in compensation, during each calendar year. Such vacation/sick leave shall be taken at such time as is consistent with the needs and policies of the Company. All vacation days and sick leave days shall accrue annually based upon days of service. Unused vacation days and sick leave days remaining at the end of the Company’s fiscal year will not be carried forward and used in any subsequent fiscal year.

3. Competitive Activities. Executive expressly acknowledges and agrees that, as a condition to Employee’s employment with Company pursuant to this Agreement, during the term of Employee’s employment with the Company and for one year thereafter, Employee shall not, for Employee’s own self or any third party, directly or indirectly employ, solicit for employment, or recommend for employment any person employed by the Company. During the term of Employee’s employment, Employee shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of the Company. Employee acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of the Company’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of the Company. Employee has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

Notwithstanding the paragraph above, the Company and Employee recognize the value to both parties of the Employee maintaining his academic and clinical competency. Therefore, the Employee shall engage in minimal activities needed to retain clinical competency and academic standing as agreed by the CEO.

Employee’s Initials:

4. Inventions/Intellectual Property/Proprietary Information

(a) Inventions and Discoveries Belong to the Company. Any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas, intellectual property and trade secrets relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by the Company which Employee may conceive, make, discover, author, invent, develop or reduce to practice, alone or in collaboration with others, while performing services for the Company or with the use of the Company’s equipment, supplies, facilities, Company’s Confidential Information, and any copyrights, patents, trades secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively “Inventions”) shall be the sole and exclusive property of the Company. Employee hereby irrevocably assigns and transfers to Company all rights, title and interest in and to all Inventions that Employee may now or in the future have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Inventions. I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions

The obligations provided for by this Agreement, except for the requirements as to disclosure in Section 4(b), do not apply to any rights Employee may have acquired in connection with Inventions for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee’s own time and (a) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of the Company, or to the actual or demonstrable anticipated research or development activities or plans of the Company, or (b) which does not result from any work performed by Employee for the Company. All Inventions that (1) results from the use of equipment, supplies, facilities, or trade secret information of the Company; (2) relates, at the time of conception or reduction to practice of the invention, to the business of the Company, or actual or demonstrably anticipated research or development of the Company; or (3) results from any work performed by the Employee for the Company shall be assigned and is hereby assigned to the Company. If Employee wishes to clarify that something created by Employee prior to Employee’s employment by the Company that relates to the actual or proposed business of the Company is not within the scope of this Agreement, Employee has listed it on Exhibit A in a manner that does not violate any third party rights.

Employee agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee’s employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between the Company and Employee, the records are and will be available to and remain the sole property of the Company at all times.

To the extent allowed by law, the rights assigned by Employee to the Company includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent Employee retains any such Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agrees not to assert any Moral Rights with respect thereto. Employee shall confirm in writing any such ratifications, consents, and agreements from time to time as requested by the Company.

Employee agrees to execute and sign any and all applications, assignments, or other instruments which the Company may deem necessary in order to enable the Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Inventions, or in order to assign or convey to, perfect, maintain or vest in the Company the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. Employee further agrees that Employee’s obligations under this Section 4 shall continue after the termination of this Agreement. If the Company is unable after reasonable efforts to secure Employee’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Employee’s incapacity or any other reason whatsoever, Employee hereby designates and appoints the Company or its designee as Employee’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Inventions. Employee acknowledges and agrees that such appointment is coupled with an interest and is irrevocable.

Employee’s Initials:

(b) Disclosure of Inventions and Discoveries. Employee agrees to disclose promptly to the Company all improvements, discoveries, or inventions which Employee may make solely, jointly, or commonly with others. Employee agrees to assign and hereby assigns all right, title and interest in any such improvements, discoveries, inventions, or intellectual property to the Company, where the rights are the property of the Company. This paragraph is applicable whether or not the Inventions was made under the circumstances described in paragraph (a) of this Section.

Employee agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement, or intellectual property is the property of the Company.

Employee’s Initials:

(c) Confidential and Proprietary Information. During this employment with the Company, Employee will have access to trade secrets and confidential information of the Company. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information. Confidential Information also shall include any information of any kind, whether belonging to the Company or any third party, that the Company has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Employee; (ii) information that was rightfully in Employee’s possession prior to this employment with the Company and was not assigned to the Company or was not disclosed to Employee in Employee’s capacity as an employee or other fiduciary of the Company; or (iii) information disclosed to Employee, after the termination of this employment by the Company, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company and who is not subject to an obligation to keep such information confidential for the benefit of the Company or any third party with whom the Company has a contractual relationship. Employee understands and agrees that all Confidential Information shall be kept confidential by Employee both during and after this employment by the Company. Employee further agrees that Employee will not, without the prior written approval by the Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of this employment with the Company or at any time thereafter, except as required by the Company in the course of this employment.

Employee’s Initials:

5. Employee agrees that during Employee’s employment with the Company, Employee will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which Employee has an obligation to keep such proprietary information or trade secrets in confidence. Employee further agrees that Employee will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to, in writing, by such third party and the Company.

6. Termination of Employment. Employee understands and agrees that this employment with the Company has no specific term. This Agreement, and the employment relationship, are “at will” and may be terminated by either party with or without cause upon thirty (30) days advance written notice to the other, except that the Company may terminate Employee’s employment hereunder for Cause (as defined herein) upon written notice to Employee, which Cause termination shall be effective on the date specified by Company in such notice. For purposes of this Agreement, the term “Cause” shall mean: (i) the willful failure, disregard or refusal by Employee to perform Employee’s duties and obligations hereunder (other than any such failure resulting from the disability of Employee); (ii) Employee’s conviction (or entry of a nolo contendere plea) of a crime or offense constituting a felony or involving fraud or moral turpitude or involving the property of Company that results in a material loss to Company; provided that, in the event that Employee is arrested or indicted for such a crime or offense, then Company may, at its sole discretion, place Employee on paid leave of absence, pending the final outcome of such arrest or indictment; (iii) any act of fraud or embezzlement with respect to Company or its business relations, or Employee’s violation of any law, which act or violation in the reasonable judgment of the Chief Executive Officer is materially and demonstrably injurious to the operations or financial condition of Company; (iv) Employee’s breach of any agreement with Company; or (v) Employee’s willful failure or refusal to follow the Chief Executive Officer’s reasonable and lawful instructions consistent with this Agreement. Except as otherwise agreed in writing by the Board of Directors of the Company or as otherwise provided in this Agreement, upon termination of Employee’s employment, for any reason, the Company shall have no further obligation to Employee by way of compensation, benefits or otherwise.

(a) Separation Benefits. Upon termination of Employee’s employment with the Company for any reason, Employee will be entitled to receive payment for all unpaid salary, accrued but unpaid bonus, if any and subject to the terms of any cash or other bonus plan award or Stock Option Agreement (as applicable), and vacation accrued as of the date of termination of Employee’s employment, but Employee will not be entitled to any other compensation, award, or damages with respect to this employment with the Company or termination of this employment.

(b) Release. Any other provision of this Agreement notwithstanding, paragraph (a) of this Section shall not apply unless the Employee (i) has executed a general release of all claims (in a form prescribed by the Company) and (ii) has returned all property of the Company in the Employee’s possession.

7. Turnover of Property and Documents on Termination. Employee agrees that on or before termination of Employee’s employment with the Company, Employee will return to the Company all equipment and other property belonging to the Company, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Employee’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Employee’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of the Company; and (d) any and all inventions or intellectual property developed by Employee during the course of employment.

8. Arbitration. Except for injunctive proceedings against competitive activities or unauthorized disclosure of confidential information, intellectual property, proprietary information, inventions or trade secrets in violation of Sections 3, 4, 6 and 7 of this Agreement, any and all claims or controversies between the Company and Employee, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) or Employment Arbitration Rules & Procedures of Judicial Arbitration and Mediation Service (“JAMS”), whichever the Company elects. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The location of the arbitration shall be New York, NY. Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by AAA or JAMS. The arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to confidential information, intellectual property, proprietary information, inventions or trade secrets. The arbitrator shall have no authority to order more than one (1) deposition (party or non-party) requested by each party unless the parties both agree to such amendment. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EMPLOYEE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

(a) Remedies and Injunctive Relief. In the event of a breach or potential breach of the restrictions and prohibitions in this Agreement, Employee acknowledges that the Company (or the owner of the relevant Confidential Information) will be caused irreparable harm and that money damages may not be an adequate remedy. Employee also acknowledges that the Company (and the owner of such Confidential Information) shall be entitled to injunctive relief (in addition to its other remedies at law) to have such provisions enforced without posting any bond.

Both parties agree that the Company may petition a court for injunctive relief as permitted by the rules or otherwise, including, but not limited to, whether either party alleges or claims a violation of any Confidential Information or Invention Assignment between Employee and the Company or any other agreement regarding trade secrets, Confidential Information or Non-Competition. Both parties understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event the Company obtains injunctive relief, the Company shall be entitled to recover reasonable cost and attorneys’ fees.

The parties hereby consent to the exclusive jurisdiction of all state and federal courts located in New York County, New York, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding that seeks injunctive relief arising out of, or in connection with, Sections 3, 4, 6 and 7 of this Agreement. Both parties irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Patent Validity and Enforceability. Notwithstanding anything to the contrary in this Agreement, the Company shall at all times have the right to bring an action in any court of competent jurisdiction to bring any claims relating to or arising out of the validity and/or enforceability of any patent rights (including without limitation, rights with respect to issued patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, re-issues, re-examinations, and extensions thereof), whether or not such a patent rights are owned by the Company, licensed from a third-party or otherwise

Employee’s Initials:

9. Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

10. Agreement Read and Understood. Employee acknowledges that Employee read the Agreement; clearly understands the Agreement and each of its terms; fully and unconditionally consents to the terms of this Agreement; had the benefit and advice of counsel of Employee’s own selection; execute this Agreement, freely, with knowledge, and without influence or duress; and has not relied upon any other representations, either written or oral, express or implied, made to them by any person.

11. Complete Agreement, Modification. This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, understandings and agreements, if any, either written or oral. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by the Board of Directors of the Company or Chief Executive Officer and Employee.

12. Governing Law. This Agreement (including its arbitration clause) and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by, and construed in accordance with, the laws of the State of New York and shall in all respects be interpreted, enforced and governed under the internal and domestic laws, without giving effect to the principles of conflicts of laws of the State of New York.

13. Assignability. This Agreement, and the rights and obligations of the parties under this Agreement, may not be assigned by Employee. The Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company’s obligations under this Agreement.

14. Survival. This Section 13 and the covenants and agreements contained in Sections 3, 4, 6, 7, 8, 12, 13, 14, 15, 16, 17 and 18of this Agreement shall survive termination of this Agreement and of Employee’s employment.

15. Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14), together with an electronic mail copy as addressed below.

To Company:	BriaCell Therapeutics Corp.
c/o B. Labs, Floor 4, Lab 432
2929 Arch Street
Philadelphia, PA 19104
Attention: William V. Williams, MD

To Employee:	At the address most recently provided
to the Company as set forth above.

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if personally delivered or (ii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service.

16. Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

17. No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

18. No Presumptions. The parties agree that they have participated jointly in the negotiation and drafting of this Agreement. If a question concerning intent and interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BRIACELL THERAPUTICS CORP.		Giuseppe Del Priore, MD, MPH

Per:	/s/ William V. Williams	Per:	/s/ Guiseppe Del Priore
Name:	William V. Williams	Guiseppe Del Priore, MD, MPH
Its:	President & Chief Executive Officer

August 1, 2022

Giuseppe Del Priore

BriaCell Therapeutics Corporation

2929 Arch Street, 3rd Fl.

Philadelphia, PA 19104

RE: Compensation

Dear Giuseppe,

We have approved the following increase to your annual compensation package effective as of August 1, 2022: New Compensation Package:

●	Annual Salary - $389,000 (an increase of 5%)
●	Stock Options – 10,000

You will receive a stock options agreement detailing your awarded options.

As we look forward to the upcoming year and the challenges that will define our success, we are faced with the extraordinary requirement of everyone putting forth their very best efforts. We have high confidence in you and the outcomes you will achieve. Keep up the great work and we sincerely appreciate all your efforts,

Thank you,

William V. Williams
President & Chief Executive Officer

-11-